Exhibit 99.2

 6    Q3 FY21Letter to ShareholdersFebruary 1, 2021

February 1, 2021

Dear Shareholders,

Cirrus Logic delivered Q3 FY21 revenue of $485.8 million, above the high end of guidance as we experienced strong demand for components shipping in recently introduced smartphones. GAAP and non-GAAP earnings per share were $1.91 and $2.13, respectively. During the quarter, we were especially pleased with customer evaluations and design-in activity across our product lines. We expect a variety of new end products utilizing our boosted amplifiers, truly wireless headset smart codecs and haptic solutions to be introduced in the first half of the calendar year. In the December quarter, the company completed our annual strategic review and we are very excited about the opportunities in the coming years. Our customers' desire to bring innovative and immersive experiences to their users is fueling demand for our audio and high-performance mixed-signal solutions in smartphones and other portable devices. Cirrus Logic is capitalizing on these near-term opportunities with our existing portfolio, while also investing in next-generation components and new technologies that we believe are important for our long-term success.

Figure A: Cirrus Logic Q3 FY21 Results

	GAAP	Adj.	Non-GAAP*
Revenue	**$485.8**		**$485.8**
Gross Profit	**$251.5**	**$0.2**	**$251.7**
Gross Margin	**51.8%**		**51.8%**
Operating Expense	$121.8	($16.1)	$105.7
Operating Income	**$129.7**	**$16.3**	**$146.0**
Operating Profit	**26.7%**		**30%**
Interest Income	$1.2		$1.2
Other Expense	($0.2)		($0.2)
Income Tax Expense	$16.3	$2.9	$19.2
Net Income	**$114.4**	**$13.4**	**$127.8**
Diluted EPS	**$1.91**	**$0.22**	**$2.13**

*Complete GAAP to Non-GAAP reconciliations available on page 13
$ millions, except EPS

Q3 FY21 Letter to Shareholders 2

Revenue and Gross Margins

Revenue for the December quarter was $485.8 million, up 40 percent sequentially and 30 percent year over year. The sequential and year-over-year increases reflect significant growth in unit volumes for components shipping in smartphones and, to a lesser extent, new content in these devices. This was partially offset by previously-noted headwinds with certain wired headset products. In Q3 FY21, one customer contributed 87 percent of total revenue. Our relationship with our largest customer remains outstanding, with design activity continuing across numerous products. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship.

Figure B: Cirrus Logic Revenue (M) Q1 FY20 to Q4 FY21



$600
$500
$400
$300
$200
$100
$0
$238
$389
$375
$279
$243
$347
$486
$300*
Q1/FY20
Q2/FY20
Q3/FY20
Q4/FY20
Q1/FY21
Q2/FY21
Q3/FY21
Q4/FY21

*Midpoint of guidance as of February 1, 2021

In the March quarter, we expect revenue to range from $280 million to $320 million, down 38 percent sequentially and up eight percent year over year at the midpoint, driven primarily by strong demand for components shipping in smartphones. The company's guidance is based on many factors, including direct input from our customers, external market sources, information from our supply chain partners and our own historical knowledge and experience. However, as noted elsewhere in the company's discussion of risk factors, our customers can, and frequently do, change individual orders on short notice. As a result, small changes in timing could cause material swings in revenue for each quarter. While this generally has little to do with the health of our business, it does make predicting the revenue split between quarters particularly challenging.

Q3 FY21 Letter to Shareholders 3

GAAP gross margin in the December quarter was 51.8 percent, compared to 51.9 percent in Q2 FY21 and 52.7 percent in Q3 FY20. Non-GAAP gross margin was 51.8 percent, compared to 51.9 percent in Q2 FY21 and 52.8 percent in Q3 FY20. The year-over-year decline in gross margin reflects a shift in product mix and, to a lesser extent, typical pricing reductions on certain components, partially offset by a benefit of lower reserves versus Q3 FY20. We expect gross margin to range from 50 percent to 52 percent in Q4 FY21.

Operating Profit, Earnings and Cash

Operating profit for Q3 FY21 was approximately 26.7 percent on a GAAP basis and 30 percent on a non-GAAP basis. GAAP operating expense was $121.8 million, up $5.8 million sequentially and down $3 million year over year. GAAP operating expense included approximately $13.1 million in stock-based compensation and $3 million in amortization of acquired intangibles. Non-GAAP operating expense was $105.7 million, up $8 million sequentially and $2.6 million year over year. The primary drivers of the changes in GAAP and non-GAAP operating expense for Q3 FY21 are detailed below in order of significance in Figure C.

Figure C: Primary Drivers of Operating Expenses

Q/Q		Y/Y	
↑	Variable compensation	↓	Amortization of acquisition intangibles*
↑	Employee-related expenses	↓	Amortization and depreciation costs on non-acquisition-related assets
↓	Stock-based compensation*	↓	Stock-based compensation*
		↑	Variable compensation

*Excluded from non-GAAP operating expenses

GAAP R&D and SG&A expenses for Q4 FY21 are expected to range from $121 million to $127 million, including roughly $15 million in stock-based compensation and $3 million in amortization of acquired intangibles. The forecasted operating expense reflects higher employee expenses, which are being offset by reductions in product development and variable compensation. Looking forward, we expect to scale our R&D investment and headcount consistent with our anticipated revenue growth and to support the exciting longer-term opportunities identified in our strategic planning process. The company's total headcount exiting Q3 was 1,474.

Q3 FY21 Letter to Shareholders 4

 5  Q3 FY21 Letter to Shareholders  Figure D: GAAP R&D and SG&A Expenses (M)/Headcount Q1 FY20 to Q4 FY21   *Reflects midpoint of combined R&D and SG&A guidance as of February 1, 2021  GAAP earnings per share for the December quarter was $1.91, compared to $0.99 the prior quarter and $1.13 in Q3 FY20. Non-GAAP earnings per share for the quarter was $2.13, versus $1.26 in Q2 FY21 and $1.41 in Q3 FY20.Our ending cash balance in the December quarter was $697 million, up from $612 million the prior quarter. Cash from operations for the quarter was approximately $134.3 million. During the quarter, we utilized $35 million to repurchase 459,170 shares at an average price of $76.22. As of December 26, 2020, the company has $55 million remaining in its January 2019 share repurchase authorization. Further, the Board of Directors recently authorized the company to repurchase up to an additional $350 million of the company’s common stock. We believe we will continue to generate strong cash flow through FY22 and will evaluate potential uses of this cash, including acquisitions and the repurchase of shares on an opportunistic basis. Net interest income is currently expected to be approximately $1 million in Q4 FY21.

 6  Q3 FY21 Letter to Shareholders  Taxes and Inventory For the December quarter, we realized GAAP tax expense of $16.3 million on GAAP pre-tax income of $130.6 million, resulting in an effective tax rate of 12.5 percent. Non-GAAP tax expense for the quarter was $19.2 million on non-GAAP pre-tax income of $146.9 million, resulting in an effective tax rate of 13.1 percent. Non-GAAP tax expense for the quarter includes the effect of higher non-GAAP income in various jurisdictions. We expect the worldwide non-GAAP effective tax rate to be approximately 12 percent to 14 percent for FY21. We expect that our worldwide non-GAAP effective tax rate in FY22 will range from 13 percent to 15 percent.Q3 FY21 inventory was $142.7 million, down from $209.1 million in Q2 FY21. Cirrus Logic, like the majority of the semiconductor industry, has been experiencing demand in excess of supply. While we continue to see some capacity constraints, our supply chain team is focused on addressing any associated challenges and providing outstanding support to our customers. We expect inventory in Q4 FY21 to increase as we fulfill ongoing demand and manage inventory ahead of ramps later in the calendar year. Company Strategy We are delighted with our progress in the December quarter as we continued to support production of recently introduced smartphones and experienced strong design momentum across our portfolio. The company has identified three growth vectors that we believe will contribute to our long-term success. First, we anticipate strengthening our position as the leading audio supplier in smartphones. Second, we are focused on increasing sales of audio components in applications beyond smartphones. And third, we are drawing on our extensive mixed-signal engineering expertise to develop technology in new product areas that we believe will drive diversification beyond the audio domain. With a robust portfolio of products available today and a pipeline of innovative new components in development, we are optimistic about our ability to execute on this strategic plan, which we believe will drive both revenue growth opportunities and product diversification in the coming years. During the quarter, design activity for audio components shipping in flagship and mid-tier Android smartphones accelerated and we anticipate new devices utilizing our products to be introduced in the first half of the calendar year. We experienced robust demand for our latest-generation high-voltage boosted amplifier, which features enhanced dynamics, higher power output and battery-management technology that enables louder sound while preventing speaker damage and brownouts. Innovations in industrial design, including OEM’s ongoing desire to maximize screen size along with new form factors such as foldable and flip phones, are also creating further opportunities for our audio components. Cirrus Logic’s boosted amplifiers and advanced algorithms are particularly well-suited to address the performance and power challenges associated with

 7  Q3 FY21 Letter to Shareholders  delivering a consistent and compelling user experience in these form factors. With strong customer engagements and a solid pipeline of design wins expected to come to market over the next 12-months, we are optimistic about our ability to broaden our penetration in Android smartphones. Building on our success as a leading supplier of audio products in smartphones, the company is focused on expanding in other application areas including tablets, wearables, truly wireless headsets, laptops and virtual reality headsets. Similar to many consumer markets, these exciting application spaces have a wide range of retail price points, and Cirrus Logic is targeting segments where we can service demand for differentiated audio and voice technology while maximizing our return on investment. We are pleased to be ramping shipments of our second-generation general market smart codec with two leading truly wireless headset brands. This component incorporates hybrid active noise cancellation and high-quality audio playback with enhanced features for environmental listening, hearing augmentation and personal sound amplification products (PSAP) functionality. We also experienced strong demand for boosted amplifiers and smart codecs shipping in tablets, including our first Android tablet design win with our latest-generation boosted amplifier. We continue to believe there will be further opportunities for boosted amplifiers in larger screen computing devices, including tablets and ultrabooks. Market trends indicate that the average number of speakers, and therefore the number of boosted amplifiers required, per device is increasing. Additionally, as larger screen computing devices are being designed to be thinner and lighter weight, OEMs face similar challenges that smartphone manufacturers have encountered for years with delivering a high-quality and loud experience to consumers. While this market is still developing, Cirrus Logic’s technologies directly align with these trends by enabling high-quality, multi-channel audio performance in space and battery constrained systems. Drawing on our extensive mixed-signal design and low-power processing expertise, Cirrus Logic has expanded beyond our traditional audio domain into new categories including haptic driver and sensing solutions, camera controllers and a power conversion and control IC. While audio remains an important growth vector, we believe these new high-performance mixed-signal technologies will drive product diversification and fuel exciting avenues of growth in the coming years. In Q3, we were encouraged with customer evaluations and design activity utilizing our haptic driver and sensing solutions for smartphones, wearables and laptops. Additionally, we began sampling our latest-generation haptic driver with additional signal processing capabilities and new advanced algorithms and are pleased with initial indications from customers as they move forward with evaluation and design-in. During the quarter, we continued to ramp our camera controller in recently launched smartphones and are delighted with the positive reviews around the functionality we support. The low-latency processing and high-precision data conversion capabilities of this device enable our customer to deliver significantly improved image capture results. We also continued to work closely with a key customer on a power conversion and control IC that we expect to ramp in the second half of calendar year 2021.

 8  Q3 FY21 Letter to Shareholders  Longer-term, the company has several advanced processes, intellectual property and technology developments in progress that we believe are important for the execution of our roadmap of smart codecs, boosted amplifiers, and other new high-performance mixed-signal solutions. These investments include utilizing 22-nanometer process node technology to facilitate smaller components with high-performance mixed-signal circuits, coupled with ultra-low power processing and advanced functionality. Further, we are investing in higher voltage capabilities and advanced embedded processing features for boosted amplifiers, haptic drivers and other new high-performance mixed-signal products in adjacent technology domains. With a robust intellectual property portfolio and an outstanding engineering team, Cirrus Logic is investing significantly in technologies that we expect to fuel long-term growth.  Summary and GuidanceFor the March quarter we expect the following results:Revenue to range between $280 million and $320 million; GAAP gross margin to be between 50 percent and 52 percent; and Combined GAAP R&D and SG&A expenses to range between $121 million and $127 million, including approximately $15 million in stock-based compensation expense and $3 million in amortization of acquired intangibles. In summary, we are delighted with our results in the December quarter, as higher than anticipated demand for certain components shipping in smartphones drove revenue above guidance. We continue to be amazed by what our team has been able to accomplish during the unusual and challenging circumstances of the last year. We believe that this dedication and talent, combined with our innovative roadmap and the strength of our relationships with the leaders in the markets we serve, will position the company well to capitalize on the growing opportunities ahead of us.   Other Notable Highlights  We are proud to have been recognized in the 2021 Top Workplaces USA list, at #3 in the large technology company category, and as the #1 company to work for in Austin, Texas. Cirrus Logic was also named a top employer by Great   Place to Work-UK, and was recently listed on the Forbes World’s Best Employers 2020 list. We believe these awards reflect our investment in an outstanding corporate culture that encourages innovation, creativity and excellence in execution, while serving some of the world’s most innovative companies.

Sincerely,



John Forsyth
President &
Chief Executive Officers



Thurman Case
Chief Financial Officer

Conference Call Q&A Session

Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor@cirrus.com.

A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (416) 621-4642 or toll free at (800) 585-8367 (Access Code: 5791509).

Use of Non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, and effective tax rate. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP tax rate or a related reconciliation without unreasonable efforts since our future GAAP tax rate depends on our future stock price and related stock-based compensation information that is not currently available.

Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Q3 FY21 Letter to Shareholders 9

 10  Q3 FY21 Letter to Shareholders  Safe Harbor StatementExcept for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our long-term growth opportunities; ability to capitalize on near-term opportunities with our existing portfolio and also meaningfully invest in next-generation and new product categories; our expectation of scaling our R&D investment and headcount with our anticipated revenue growth to support our longer-term opportunities; new product ramps and new end product introductions in calendar year 2021; our ability to broaden our position as the leading audio supplier in smartphones; our ability to increase sales of audio components in applications beyond smartphones; our ability to develop new product areas that will drive diversification beyond audio; our ability to execute on our strategic plan and drive growth opportunities and product diversification in the coming years; our ability to broaden our penetration in the smartphone market; our ability to expand our penetration in other application areas including tablets, wearables, truly wireless headsets, laptops and virtual reality headsets; our ability to focus on segments where we can service strong demand for differentiated audio and voice technology while maximizing our return on investment; our ability to capitalize on larger screen mobile computing trends and expand our share beyond smartphones; our ability to drive product diversification and fuel exciting avenues of growth in the coming years; our ability to invest significantly in high-performance mixed-signal technologies that we believe will fuel long-term growth; our ability to develop and ramp a new power conversion and control IC with a key customer in the second half of calendar year 2021; our ability to continue to generate strong cash flow through FY22; effective tax rate for the full fiscal year 2021 and the full fiscal year 2022; and our forecasts for the fourth quarter of fiscal year 2021 revenue, profit, net interest income, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, amortization of acquired intangibles and inventory levels. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the fourth quarter of fiscal year 2021, customer cancellations of orders, or the failure to place orders consistent with forecasts; changes with respect to our current expectations of future smartphone unit volumes; any delays in the timing and/or success of customers’ new product ramps; failure to win new designs or additional content as expected at Android customers; the risks of doing business internationally, including increased import/export restrictions and controls (e.g., the effect of the U.S. Bureau of Industry and Security of the U.S. Department of Commerce placing Huawei Technologies Co., Ltd. and certain of its affiliates on the Bureau’s Entity List), imposition of trade protection measures (e.g., tariffs or taxes), security and health risks, possible disruptions in transportation networks, and other economic, social, military and geo-political conditions in the countries in which we, our customers or our suppliers operate; recent increased industry-wide capacity constraints that may

 11  Q3 FY21 Letter to Shareholders  impact our ability to meet current customer demand, which could cause an unanticipated decline in our sales and damage our existing customer relationships and our ability to establish new customer relationships; the potential for increased prices due to capacity constraints in our supply chain, which, if we are unable to increase our selling price to our customers, could result in lower revenues and margins that could adversely affect our financial results; and the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.Special Statement Concerning Risks Associated with the COVID-19 Pandemic and Our Forward-Looking DisclosuresWe face risks related to global health epidemics that could impact our sales, supply chain and operations, resulting in significantly reduced revenue and adversely affecting operating results. On March 11, 2020, the World Health Organization declared a pandemic related to a novel coronavirus, commonly referred to as COVID-19. We continue to expect that COVID-19 will have an adverse effect on our business, financial condition and results of operations and, with the pandemic ongoing, we are unable to predict the full extent and nature of these impacts at this time. The COVID-19 pandemic will likely heighten or exacerbate many of the other risks described in the risk factors listed in our Form 10-K for the year ended March 28, 2020 and in our other filings with the Securities and Exchange Commission.Although we have not experienced a significant reduction in our overall productivity during fiscal year 2021 to date, we have experienced, and expect to continue to experience, disruptions to our business operations, including those resulting from remote work arrangements for the majority of our employees, the implementation of certain measures at our facilities worldwide to protect our employees’ health and safety, government stay-at-home directives, quarantines, self-isolations, travel restrictions, or other restrictions on the ability of our employees to perform their jobs that may impact our ability to develop and design our products in a timely manner, meet required milestones, or win new business. Any increased or additional disruptions to our business operations would likely impact our ability to continue to maintain current levels of productivity. In the longer term, the COVID-19 pandemic is likely to continue to adversely affect the economies and financial markets of many countries, leading to a global economic downturn and potentially a recession. This would likely adversely affect the demand environment for our products and those of our customers, particularly consumer products such as smartphones, which may, in turn negatively affect our revenue and operating results.  Cirrus Logic, Cirrus, and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Summary of Financial Data Below:

CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Nine Months Ended	
	Dec. 26, 2020	Sep. 26, 2020	Dec. 28, 2019	Dec. 26, 2020	Dec. 28, 2019
	Q3'21	Q2'21	Q3'20	Q3'21	Q3'20
Portable products	$ 450,305	$ 312,911	$ 344,870	$ 973,877	$ 897,187
Non-portable and other products	35,490	34,414	29,798	101,816	104,646
Net sales	**485,795**	**347,325**	**374,668**	**1,075,693**	**1,001,833**
Cost of sales	234,295	167,115	177,163	516,511	473,901
Gross profit	**251,500**	**180,210**	**197,505**	**559,182**	**527,932**
Gross margin	**51.8%**	**51.9%**	**52.7%**	**52.0%**	**52.7%**
Research and development	89,435	84,810	88,713	252,986	265,782
Selling, general and administrative	32,415	31,247	36,113	93,366	98,651
Restructuring costs	-	-	-	352	-
Total operating expenses	121,850	116,057	124,826	346,704	364,433
Income from operations	**129,650**	**64,153**	**72,679**	**212,478**	**163,499**
Interest income	1,206	1,378	2,392	4,160	6,927
Other income (expense)	(207)	784	(563)	688	(1,509)
Income before income taxes	**130,649**	**66,315**	**74,508**	**217,326**	**168,917**
Provision for income taxes	16,281	6,829	5,996	25,263	19,577
Net income	**$ 114,368**	**$ 59,486**	**$ 68,512**	**$ 192,063**	**$ 149,340**
Basic earnings per share:	$ 1.97	$ 1.02	$ 1.18	$ 3.30	$ 2.56
Diluted earnings per share:	$ 1.91	$ 0.99	$ 1.13	$ 3.20	$ 2.47
Weighted average number of shares:					
Basic	58,024	58,191	58,188	58,176	58,247
Diluted	59,963	60,127	60,492	60,101	60,395

Prepared in accordance with Generally Accepted Accounting Principles

Q3 FY21 Letter to Shareholders 12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Nine Months Ended	
	Dec. 26, 2020	Sep. 26, 2020	Dec. 28, 2019	Dec. 26, 2020	Dec. 28, 2019
Net Income Reconciliation	Q3'21	Q2'21	Q3'20	Q3'21	Q3'20
GAAP Net Income	$ 114,368	$ 59,486	$ 68,512	$ 192,063	$ 149,340
Amortization of acquisition intangibles	2,998	2,998	6,470	8,994	20,420
Stock-based compensation expense	13,287	15,476	14,160	42,069	39,705
Restructuring costs	-	-	1,323	352	1,323
Adjustment to income taxes	(2,897)	(2,293)	(4,871)	(8,172)	(11,091)
Non-GAAP Net Income	$ 127,756	$ 75,667	$ 85,594	$ 235,306	$ 199,697
Earnings Per Share Reconciliation					
GAAP Diluted earnings per share	$ 1.91	$ 0.99	$ 1.13	$ 3.20	$ 2.47
Effect of Amortization of acquisition intangibles	0.05	0.05	0.11	0.15	0.34
Effect of Stock-based compensation expense	0.22	0.26	0.23	0.70	0.66
Effect of Restructuring costs	-	-	0.02	0.01	0.02
Effect of Adjustment to income taxes	(0.05)	(0.04)	(0.08)	(0.14)	(0.18)
Non-GAAP Diluted earnings per share	$ 2.13	$ 1.26	$ 1.41	$ 3.92	$ 3.31
Operating Income Reconciliation					
GAAP Operating Income	$ 129,650	$ 64,153	$ 72,679	$ 212,478	$ 163,499
GAAP Operating Profit	*26.7%*	*18.5%*	*19.4%*	*19.8%*	*16.3%*
Amortization of acquisition intangibles	2,998	2,998	6,470	8,994	20,420
Stock-based compensation expense - COGS	236	197	200	640	695
Stock-based compensation expense - R&D	9,526	9,235	9,343	27,414	24,413
Stock-based compensation expense - SG&A	3,525	6,044	4,617	14,015	14,597
Restructuring costs	-	-	1,323	352	1,323
Non-GAAP Operating Income	$ 145,935	$ 82,627	$ 94,632	$ 263,893	$ 224,947
Non-GAAP Operating Profit	*30.0%*	*23.8%*	*25.3%*	*24.5%*	*22.5%*
Operating Expense Reconciliation					
GAAP Operating Expenses	$ 121,850	$ 116,057	$ 124,826	$ 346,704	$ 364,433
Amortization of acquisition intangibles	(2,998)	(2,998)	(6,470)	(8,994)	(20,420)
Stock-based compensation expense - R&D	(9,526)	(9,235)	(9,343)	(27,414)	(24,413)
Stock-based compensation expense - SG&A	(3,525)	(6,044)	(4,617)	(14,015)	(14,597)
Restructuring costs	-	-	(1,201)	(352)	(1,201)
Non-GAAP Operating Expenses	$ 105,801	$ 97,780	$ 103,195	$ 295,929	$ 303,802
Gross Margin/Profit Reconciliation					
GAAP Gross Profit	$ 251,500	$ 180,210	$ 197,505	$ 559,182	$ 527,932
GAAP Gross Margin	*51.8%*	*51.9%*	*52.7%*	*52.0%*	*52.7%*
Stock-based compensation expense - COGS	236	197	200	640	695
Restructuring costs - COGS	-	-	122	-	122
Non-GAAP Gross Profit	$ 251,736	$ 180,407	$ 197,827	$ 559,822	$ 528,749
Non-GAAP Gross Margin	*51.8%*	*51.9%*	*52.8%*	*52.0%*	*52.8%*
Effective Tax Rate Reconciliation					
GAAP Tax Expense	$ 16,281	$ 6,829	$ 5,996	$ 25,263	$ 19,577
GAAP Effective Tax Rate	*12.5%*	*10.3%*	*8.0%*	*11.6%*	*11.6%*
Adjustments to income taxes	2,897	2,293	4,871	8,172	11,091
Non-GAAP Tax Expense	$ 19,178	$ 9,122	$ 10,867	$ 33,435	$ 30,668
Non-GAAP Effective Tax Rate	*13.1%*	*10.8%*	*11.3%*	*12.4%*	*13.3%*
Tax Impact to EPS Reconciliation					
GAAP Tax Expense	$ 0.27	$ 0.11	$ 0.10	$ 0.42	$ 0.32
Adjustments to income taxes	0.05	0.04	0.08	0.14	0.18
Non-GAAP Tax Expense	$ 0.32	$ 0.15	$ 0.18	$ 0.56	$ 0.50

Q3 FY21 Letter to Shareholders 13

CONSOLIDATED CONDENSED BALANCE SHEET
unaudited; in thousands

	Dec. 26, 2020	Mar. 28, 2020	Dec. 28, 2019
ASSETS			
Current assets			
Cash and cash equivalents	$ 327,294	$ 292,119	$ 342,301
Marketable securities	43,289	22,008	13,098
Accounts receivable, net	244,803	153,998	175,937
Inventories	142,689	146,725	137,920
Other current assets	45,469	35,346	45,345
Total current Assets	803,544	650,196	714,601
Long-term marketable securities	326,491	283,573	250,162
Right-of-use lease assets	135,719	141,274	141,348
Property and equipment, net	154,312	158,244	174,390
Intangibles, net	24,322	34,430	47,133
Goodwill	287,518	287,088	285,904
Deferred tax asset	7,277	10,052	9,183
Other assets	86,446	27,820	24,819
Total assets	$ 1,825,629	$ 1,592,677	$ 1,647,540
LIABILITIES AND STOCKHOLDERS' EQUITY			
Current liabilities			
Accounts payable	$ 90,814	$ 78,412	$ 98,835
Accrued salaries and benefits	39,367	42,439	34,228
Lease liability	14,539	13,580	13,863
Other accrued liabilities	40,135	24,206	31,385
Total current liabilities	184,855	158,637	178,311
Non-current lease liability	129,583	129,312	133,993
Non-current income taxes	70,866	71,143	72,422
Other long-term liabilities	39,968	3,806	2,934
Stockholders' equity:			
Capital stock	1,483,567	1,434,929	1,417,646
Accumulated deficit	(88,238)	(201,681)	(157,869)
Accumulated other comprehensive income (loss)	5,028	(3,469)	103
Total stockholders' equity	1,400,357	1,229,779	1,259,880
Total liabilities and stockholders' equity	$ 1,825,629	$ 1,592,677	$ 1,647,540

Prepared in accordance with Generally Accepted Accounting Principles

Q3 FY21 Letter to Shareholders

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